Exhibit 99.1

China Security & Surveillance Technology Announces Executive
Management Promotion and Additions

SHENZHEN, China, January 7, 2008 -- China Security & Surveillance Technology, Inc. ("China Security" or the "Company") (NYSE: CSR), a leading provider of digital surveillance technology in the PRC, today announced a promotion and several key additions to its management team to position the Company for continued growth. These new positions are effective as of January 1, 2008.

Mr. Shufang Yang resigned as the Chief Operating Officer and has been promoted to President of the Company. In this role, he will assist Mr. Guoshen Tu, current Chairman and Chief Executive Officer, with the overall strategic direction of China Security’s diversified business segments.

Mr. Daiyou Qian will replace Mr. Yang as Chief Operating Officer of the Company. Mr. Qian founded Hangzhou Tsingvision Intelligence System Co. Ltd., or Tsingvision, in 2003. Tsingvision was acquired by China Security in July 2007. From April 2005 to December 2007, Mr. Qian was the General Manager of Tsingvision. From April 2005 to June 2007, Mr. Qian was the Associate Professor of Hangzhou Normal University. From December 1995 to April 2005, Mr. Qian was the Senior Engineer of CETC Institute 52 (China Electronics Science and Technology Corporation, the Institute).

Mr. Zhongxin Xie has joined the Company in the newly created position of Chief Audit Executive. Mr. Xie has extensive experience in the auditing function. In 2007, Mr. Xie was appointed as the Audit Director of the Company. From 1992 to 2007, he worked at Prefectural Bank of Jiangxi Rural Popular Bank as a Director of the banking division. He was responsible for the bank’s internal audit and regulatory compliance. Prior to this position, from 1987 to 1992, Mr. Xie served as the head of Ji’an Agricultural Bank Business Department.

Dr. Ruimin Hu has joined the Company as the head of research and development. Dr. Hu has been a member of Wuhan University Academic Association since 2006, dean of National Multi-media Software Project Technology Exploration Centre since 2005, Vice Dean of Wuhan University Auto Electron Academy since 2004, Vice Dean of Computer College, Wuhan University since 2001 and Lab Director of Hubei Key Lab of Multimedia Network Communication Project since 2000. From 1999 to 2002, Dr. Hu was the General Manager of Wuhan University Ruifeng Scientific Technology Company. From 1996 to2000, Dr. Hu was the Vice Dean of Information Project College, Wuhan Measuring & Drawing Scientific Technology University. Dr. Hu received a doctorate from Central China Scientific Technology University.

Mr. Guoshen Tu, Chairman and Chief Executive Officer of China Security commented, "I am very pleased to announce the promotion of Mr. Yang as well as the other additions to our executive team. Messrs. Yang and Qian have made significant contributions to our business and thoroughly understand the needs of our growing base of customers. We are also pleased that Mr. Xie and Dr. Hu will be joining our team to strengthen our internal audit and R&D capabilities. These executive appointments will further streamline our main business segments which include manufacturing, system integration, operating services, and local & foreign brand distribution in China, and will also continue to enhance the quality of our R&D and accounting functions. I welcome each executive to their new positions and look forward to the key roles each will play in expanding our leadership position in the security and surveillance market."

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout China. China Security has manufacturing facilities in China and a R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network throughout China. To learn more about the Company visit http://www.csst.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission ("SEC") on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at www.sec.gov.

For more information, please contact:
Company Contact:
Kewa Luo
Tel: 212-588-0885
Email: ir@csst.com

Investor Contact:
ICR: Bill Zima & Ashley Ammon MacFarlane
Tel: 203-682-8200